UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   November 17, 2014

Mopals.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-105778	05-0554486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

109 Atlantic Avenue, Suite 308

Toronto, Ontario, CANADA, M6K 1X4

(Address of principal executive offices)(Zip Code)

416-362-4888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2014, the board of directors (the “Board”) of the Company appointed Greivis Vásquez as a member of the Board.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company, and any person contemplated to become such.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Director Agreements

On November 17, 2014, the Company entered into a director agreement (the “Director Agreement”) with Greivis Vásquez for a term of three years, to be renewed upon mutual agreement of the parties. Pursuant to the Director Agreement, Mr. Vásquez will receive compensation of $30,000 annually, to be increased to $40,000 annually after the first year. The Company has also agreed to issue to Mr. Gupta options to purchase shares of the Company’s common stock, to vest immediately, in the following installments: (1) options to purchase 400,000 shares of Common Stock at a price of $0.35, per share, to be granted on the date of the Director Agreement; (2) options to purchase 500,000 shares of Common Stock at a price of $0.55, per share, to be granted one year following the date of the Director Agreement; and (3) options to purchase 500,000 shares of Common Stock at a price of $0.65, per share, to be granted two years following the date of the Director Agreement.

Item 8.01 Other Events.

On November 17, 2014, the Company issued a press release announcing the appointment of Mr. Vásquez, a copy of which is attached to this Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Mopals.com, Inc.

By:	/s/ Alex Haditaghi
Alex Haditaghi
President and Chief Executive Officer

Dated: December 3, 2014